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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K


            CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934.


                 Date of Report                  April 18, 2001



                        SBA COMMUNICATIONS CORPORATION
                        ------------------------------
            (Exact name of registrant as specified in its charter)



            Florida                     000-30110                65-0716501
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(State or other jurisdiction of         Commission            (I.R.S. Employer
 incorporation or organization)         File Number          Identification No.)





One Town Center Road, Boca Raton, Florida                               33486
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(Address of principal executive offices)                              (Zip code)


                                (561) 995-7670
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             (Registrant's telephone number, including area code)
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Item 5    Other Information

          SBA Communications Corporation ("SBA") reported that in the first quarter of 2001 it increased its tower portfolio by 449 towers to a total of 2,839 towers. Of the 449 towers added in the first quarter, 182 were newly-built and 267 were existing towers acquired by SBA. The 267 towers were acquired in 21 separate transactions for an aggregate price of $91.8 million. Based on tenant leases executed as of March 31, 2001, same tower revenue growth for the trailing twelve months on the 1,351 towers SBA owned as of March 31, 2000 was 34%. With respect to the 2,390 towers owned at the beginning of the first quarter, SBA added 303 new tenant leases at an average initial monthly rental of $1,527, which is an annualized rate of .52 new tenants per tower on a broadband equivalent basis.

          At March 31, 2001, SBA had agreements providing it with the right to acquire 306 additional existing towers in 29 separate transactions for an aggregate purchase price of $101.8 million. These acquisitions are expected to close within the next six months. These numbers include the remaining portions of previously announced transactions to acquire towers from TeleCorp PCS (up to 72 remaining towers for $23.6 million) and from US Unwired (up to 159 towers for $49.8 million). These numbers do not include an option to purchase up to 100 additional towers from US Unwired later in the year. SBA is currently involved in projects for over 1,600 tower builds for its ownership throughout the nation, consisting of over 550 build-to-suit mandates from wireless carriers and over 1,050 sites SBA is developing through its strategic siting efforts.

          A conference call discussing these results was scheduled for April 12, 2001 and was available via webcast. Replay will be available through April 26, 2001.

Item 7    Financial Statements and Exhibits

          99.1   Press release dated April 11, 2001.
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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



April 18, 2001                          /s/  Pamela J. Kline
                                        ------------------------
                                        Pamela J. Kline
                                        Chief Accounting Officer